UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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PRIMO WATER CORPORATION
(Name of Registrant as Specified In Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

TIMOTHY P. HASARA

HENRIK JELERT

DEREK R. LEWIS

LORI T. MARCUS

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareowners of Primo Water Corporation, a corporation continued under the laws of the Province of Ontario (the “Company”).

On March 6, 2023, Legion issued the below press release and delivered a public letter to shareowners of the Company. The public letter to shareowners is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Legion Partners Issues Letter to Primo Water Corporation Shareholders Calling for Urgent Board Change

Highlights Company’s Chronic Operational and Share Price Underperformance and the Need for New Skill Sets in the Boardroom to Help Primo Reach its Full Potential

Nominates Four Highly-Qualified, Independent Directors to the Board Who Would Bring Valuable Experience in Beverage Operations, Marketing, Capital Allocation and Strategic Planning

LOS ANGELES – March 6, 2023 – Legion Partners Asset Management, LLC, together with its affiliates (collectively, “we” or “Legion Partners”), is a significant shareholder of Primo Water Corporation (“Primo”, or the “Company”) (TSX/NYSE: PRMW). Today, Legion Partners issued a public letter to the Company’s shareholders calling for the appointment of four of its nominees to the Board of Directors (the “Board”) in order to reverse the Company’s chronic underperformance.

The full text of the letter follows:

March 6, 2023, 2021

Dear Fellow Shareholders,

Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”) is a significant shareholder of Primo Water Corporation (TSX/NYSE: PRMW) (“Primo” or the “Company”), with a beneficial ownership position of approximately 1.5% of the Company’s outstanding shares.

We have attempted to meaningfully engage with the Primo management team on multiple occasions around accelerating growth and improving profitability but have seen little action taken by the Company’s Board of Directors (the “Board”). We believe this lack of progress is a symptom of a stale Board that lacks the skills required to drive significant performance improvement and has enabled a culture of complacency at the highest levels of the Company. Rather than seeking the expertise required for Primo to flourish, this Board has been a landing spot for its ex-CEOs and a comfortable board role for long-tenured directors with little relevant experience or personal investment in the Company. With an average director’s tenure of more than nine years, and a history of underperformance, we believe that substantial shareholder-driven change in the boardroom is long overdue and necessary at the 2023 annual meeting of shareholders (“2023 Annual Meeting”) in order for Primo to achieve its full potential. This is why we have nominated four highly-qualified, independent candidates for election to the Board at the 2023 Annual Meeting.

While we are concerned about Primo’s past performance, we are very excited about Primo’s future. We believe Primo has attractive end markets in the water business and a strong market position in the United States. Further, Primo’s multiple consumer price points offer its customers access to a variety of hydration options to fit any budget. We believe that over the next decade households could increasingly turn to Primo for their hydration needs as municipal water sources are woefully in need of repair given that unsafe drinking water unfortunately generates new headlines with an alarming frequency. The market opportunity for Primo has never been stronger and the right Board is needed to capitalize on it.

The disconnect between the underlying value of Primo’s assets and its share price is why we have invested in the Company in the past. Notably, we originally invested in Primo before the Company was sold to Cott Corporation in 2020. We believe the sale was made at least in part to spare the previous Board the looming proxy fight with Legion Partners, and that the sale price was at a significant discount to the Company’s intrinsic value.

This initial letter details what has gone wrong at Primo and why substantial change is desperately needed. Over the upcoming weeks, our nominees intend to detail their ideas and release an operational critique of the issues hindering Primo’s performance. We firmly believe that if our nominees are elected and their ideas are fully implemented, Primo may be able to triple its share price over the next five years, and produce EBITDA of over $630 million in fiscal 2027. We believe this level of profitability is possible by achieving a 22% adjusted EBITDA margin (compared to 19% in 2022), monetizing non-core assets, tactically shrinking working capital and implementing a prudent capital spending program such that the return on invested capital (“ROIC”) of Primo expands to 12% from its current level below 5%.

The Board Has Presided Over Long-Term Share Price Underperformance

Legion Partners believes its case for meaningful change is validated by Primo’s perpetual underperformance – over several time periods – relative to its various peer groups, the Russell 2000 Index and the S&P 500 Index.

The Board Has Presided Over Long-Term Operating Underperformance

Primo’s ROIC has been particularly poor for years. We believe the incumbent directors have failed to effectively guide management and hold it accountable for these poor results. Primo has been a prolific destroyer of value for years given that its ROIC has not once exceeded its weighted average cost of capital (“WACC”), which we calculate at 7%. As we will discuss in more detail later, this point is particularly important since Primo is deploying over $200 million of shareholder capital annually for both capital expenditures and acquisitions, all of which continue to be deployed at an unacceptably low level of return.

Primo’s management predicted in 2022 that ROIC would begin to materially improve after years of sub-par execution:

“Our long-term organic revenue growth outlook is compelling, and we remain confident in our outlook for 2024 as we forecast high single-digit annual organic revenue growth, an updated 2024 outlook to reflect an increase in adjusted EBITDA to approximately $530 million based on our strong performance in 2022, adjusted EBITDA margins of approximately 21%, adjusted EPS of $1.10 to $1.20 per share, net leverage of less than 2.5x and ROIC greater than 12%.” – CEO Tom Harrington Speaking on Primo’s Third Quarter Earnings Conference Call on November 10, 2022 (emphasis added).

However, since that time, Primo’s management has not mentioned the 12% 2024 ROIC target in either presentation materials or in prepared remarks. We suspect this is because management has determined that it is highly unlikely that they can achieve this level of performance. Instead, the 12% ROIC target became part of a “Long-Term Growth Algorithm Outlook” in the 2023 ICR Presentation from January 2023, and then it was dropped altogether from any mention on Primo’s Fourth Quarter 2022 earnings call on February 23, 2023. Interestingly, Primo’s team forgot to remove the reference to the targeted 2024 ROIC performance metric from their disclaimer in their Fourth Quarter 2022 earnings presentation:

“With respect to the Company’s expectations of its performance, the Company’s reconciliations of Q1 2023 and full year 2023 estimated Adjusted EBITDA, along with targeted 2024 Adjusted EBITDA, Adjusted EBITDA margin, net leverage, adjusted EPS, and ROIC are not available, as the Company is unable to quantify certain amounts to the degree of precision that would be required in the relevant GAAP measures without unreasonable efforts.” – Page 2 of Primo’s Fourth Quarter 2022 earnings presentation from February 23, 2023 (emphasis added).

This seems to indicate that they once intended to hit the ROIC metric for 2024, but have since realized that they are underperforming and would rather not discuss this metric any further.

We Have Serious Concerns with the Board’s Oversight of Customer Growth as an Expanding Consumer Market Has Not Translated to Promised Growth at the Company

As we noted at the outset, Primo has an excellent set of assets focused on a growing consumer market. In fact, Primo’s management team often touts the growth in the industry.

While we believe that Primo’s assertion that its end market is growing, this does not seem to be translating into any significant growth of any of Primo’s customer or location metrics. Primo operates several different primary platforms for consumers to access its water:

•	Home and Office Water delivery (Primo calls this “Water Direct”) – this is where customers are serviced by a network of trucks and drivers who deliver to end customer residential and commercial locations. In our view, growth in the business can be tracked through customer counts.

•	Exchange (Primo calls this “Water Exchange”) – this service is comprised of racks at retail locations where consumers come and return a consumed water jug (generally five gallon) for a new pre-filled water jug. We believe growth of this activity can be tracked in exchange locations.

•	Refill (Primo calls this “Water Refill”) – this service is the most affordable consumer offering and is comprised of a network of refill machines where consumers refill their own water jug (generally five gallon) using a refill machine that is generally located either inside or outside a retailer location. We believe growth of this activity can be tracked in refill locations.

Primo also sells dispensers at retailer locations, which is a critically important element of its strategy as they are viewed as the “razor” in Primo’s razor/razorblade approach. Generally, these dispensers are sold at nearly no profit as the goal is to place as many of these into service as possible to hopefully drive recurring sales of high margin water. We have tracked the growth of this activity in dispenser retail locations.

When we look at customer and location growth, it is notable that Primo has experienced customer declines for Water Direct and limited location growth for Water Exchange, Water Refill and its dispenser product sales since acquiring these businesses in 2020. In fact, on the day of the acquisition announcement, Water Refill, with its 23,100 locations, was touted in the presentation materials as a “significant location growth opportunity.” Unfortunately, it appears little of this vision has been realized.

Primo has expended significant capital attempting to build its base of Water Direct customers, but with highly unsatisfactory results. The Company has executed over 120 tuck-in acquisitions since 2014 and over 70 since 2018, primarily to inorganically grow its Water Direct business. We estimate that Primo has spent around $220 million on tuck-in acquisitions since 2018. Primo’s management publicly touts this strategy as “executing on highly accretive tuck in acquisitions.”

However, this has translated into near zero customer growth as Primo has been unable to sustainably grow Water Direct customers. Instead, we are concerned that Primo has been using its tuck-in acquisition program to cover up how awful its real organic customer count growth metrics look for Water Direct. We’ve asked Primo’s management team for organic data on customers repeatedly and they have refused to answer this question. To further highlight how embarrassing Water Direct customer growth is for Primo, the management team did not even provide a number for Water Direct customers in the Fourth Quarter Earnings Presentation on February 23, 2023, after providing the metric at the ICR Conference presentation in January 2023 and in their Third Quarter Earnings Presentation on November 10, 2022.

Legion Partners highlighted the lack of location growth for Water Exchange, Water Refill and dispenser products in its press release on September 17, 2019:

As recently as 2017, the management of Legacy Primo stated its belief that there were a large number of retail locations for future growth:

“We believe there are over 250,000 major retail locations throughout the United States and Canada that we can target to sell our Refill, Exchange or Dispensers products.” – Primo’s 2017 10-K.

Primo had 46,000 locations in 2017 – therefore, the 2017 10-K statement implied 200,000 potential locations to be added. Yet, merely a year later, management characterized the opportunity as significantly smaller at 50,000 – roughly 150,000 locations disappeared:

“We believe there are over 50,000 additional major retail locations throughout the United States and Canada that we can target to sell our Refill, Exchange and Dispensers products.” – Primo’s 2018 10-K.

Despite our raising the issue back in 2017, there has been little progress made on location growth – there are 51,000 locations at the end of 2022 compared to 46,000 in 2017. Primo appears to have significant struggles driving organic customer and location growth. We believe that this issue can, and must, be corrected. While these issues have been well understood for years under the current Board’s oversight, nothing has materially improved. The operational execution issues linger as the founder and legacy leadership of Primo remain on the new Primo Board.

We Have Serious Concerns About the Board’s Oversight of Profitability

Primo is generating subpar returns on invested capital. Primo’s management team has used adjusted EBITDA as a key financial metric. We find this interesting given that Eric Rosenfeld, Primo’s Lead Independent Director, and a Primo Board member of over 13 years, produced a music video suggesting that the Company’s preferred metric, adjusted EBITDA, has a long list of issues. While we won’t be producing our own YouTube videos any time soon, we agree with Mr. Rosenfeld about the weaknesses of this measure as a key financial metric.

In an effort to better understand how Primo’s profitability compares with peers, we benchmarked the Company’s performance with eight route-based peers. While Primo’s preferred metric is adjusted EBITDA, we think, given the high level of capital intensity in the business, a better metric for comparing Primo’s performance would be one which takes into account the cost of depreciation. Thus, for our comparison purposes we are using adjusted EBITA for comparing Primo to this peer group.

Our benchmarking analysis suggests that Primo is a poor performer with an adjusted EBITA margin of 9% vs. the route-based peers at an average adjusted EBITA margin of 16%. Our peer benchmarking points to a need for significant effort focused on improving gross margins and significantly reducing SG&A expenses. Primo’s management team regularly mentions “efficiency” on investor conference calls, but clearly lags in these important areas. We believe it is time to drive efficiency to improve financial returns, but it would take a substantially improved Board and performance-oriented culture to achieve this objective.

We Believe the Board’s Oversight of Capital Spending Needs Significant Improvement

As we have highlighted in this letter, Primo’s financial returns are poor and its margins, when depreciation is taken into account, are woefully behind Primo’s route-based peers. One reason for this may be the Company’s substantial capital expenditures. For 2022, capital expenditures totaled $208 million, or 9.4% of revenue. This is significantly higher than the $123 million per year (2021-2025) of capital spending that Primo’s management team promised investors in August 2020 (5.4% of the average revenue forecasted at the time over the time period). Subsequently, in November 2021, management increased the guidance for annual capital spending as a percentage of revenues to 7%, and indicated they would need an incremental $50 million per year for three years to fund investments covering five areas:

•	Drive digital growth;
•	Dispenser growth through innovation;
•	Build a more efficient delivery & service fleet;
•	Invest in efficient water production lines to reduce water use and increase productivity; and
•	Drive growth in Primo Fresh (a new untested kiosk) and new filtration innovations like BIBO.

During our subsequent calls with management, we’ve asked about the significant increases in capital spending. Frustratingly, they have no good answer for why the base level spending increased so dramatically from August 2020 to November 2021. When we inquired about the investment and return hurdles for each of the projects associated with the $50 million incremental spending, we received no response.

Management has placed some kiosks for Primo Fresh in the field both in North America and Europe as an initial test. We asked about the location of the units so that we could visit them, but Primo’s management has thus far failed to disclose them to us, which seems to follow a troubling pattern of opacity with shareholders.

We Believe the Board Lacks Sufficient Alignment with Shareholders

We believe that the Board’s failure to create value for Primo’s shareholders is in part attributable to its lack of “skin in the game” for the Company’s directors and management. It is easy to rubberstamp one failed acquisition or growth strategy after the other, sign off on large capital expenditures and approve excessive operating expenses when you have no material exposure to the Company’s share price. We analyzed purchases and sales of Primo stock by members of the Board since November 4, 2021, the day Primo’s management first released their long-range positive outlook for 2024, stating that EBITDA would be over $500 million. Management followed up on this outlook with a full Investor Day on November 17, 2021, and discussed for the first time the 12% ROIC target for fiscal 2024.

Since November 4, 2021, the Board members have, in total, been net sellers of stock totaling over $5.7 million in total proceeds. We believe this speaks volumes, demonstrating a lack of conviction and confidence in Primo and its long-range plan and leaving the Board woefully misaligned with shareholders.

Our Nominees Have Extensive Experience in Water Delivery, Beverage Operations, Marketing, Diversity Equity and Inclusion, Capital Allocation and Strategic Planning and Are Well Positioned to Create Significant, Long-Term Shareholder Value

Legion Partners spent significant time and energy recruiting a slate that has the experience and qualifications required to ignite a major improvement in the Board oversight of Primo. Legion Partners’ highly-qualified, independent nominees will bring substantial and complementary skills in areas that include water delivery, beverage operations, marketing, diversity equity and inclusion, capital allocation and strategic planning.

Our accomplished nominees include:

•	Henrik Jelert – Former President & CEO of ReadyRefresh® USA (“ReadyRefresh”), Blue Triton Brands and previously he was Executive VP, ReadyRefresh, Nestlé Waters North America. Jelert is a global, customer-centric and strategic operational executive with substantial experience in business transformation and omnichannel experience.

•	Lori Tauber Marcus - Founder of Courtyard Connections, LLC, an advisory firm focused on marketing and leadership in consumer goods, retail, foodservices and consumer technology, and previously she was a senior marketing executive at beverage companies, including PepsiCo and Keurig Green Mountain.

•	Derek R. Lewis – Former President of PepsiCo Multicultural Organization, PepsiCo Beverages North America. Lewis is a seasoned beverage operational executive and leading expert in diversity and inclusion initiatives.

•	Timothy “Tim” Hasara – Founder, Managing Partner, and Chief Investment Officer for Sinnet Capital. Hasara is a leading capital markets expert with a proven track record and possesses valuable experience in corporate governance.

Legion Partners believes that Primo has tremendous potential to thrive as a leader in hydration, however, we feel strongly that substantial change to the Board is required to put the Company on a path to value creation for all shareholders and stakeholders. We look forward to communicating with our fellow shareholders over the upcoming weeks.

Sincerely,

/s/ Chris Kiper	/s/ Ted White
Chris Kiper	Ted White

***

LEGION PARTNERS’ FOUR NOMINEES

Henrik Jelert, age 58, is a global, customer-centric and strategic operational executive with substantial experience in business transformation and omnichannel experience, who led sustainable and significant growth and profitability expansion at Nestlé Waters.

•	Mr. Jelert served as President & CEO of ReadyRefresh, Blue Triton Brands, Inc. from 2021 to 2022, after he helped lead a successful sale of Nestlé Waters North America (“NWNA”) to One Rock Capital Partners and Metropoulos & Co. in 2021 in a $4.3 billion deal that rebranded the company as Blue Triton Brands, Inc. He directly led the sale of ReadyRefresh part of the sale, and its integration into the new PE organization.
•	Prior to the sale, Mr. Jelert served as Executive VP of ReadyRefresh, NWNA from 2015 to 2021.
•	In his roles leading ReadyRefresh, Mr. Jelert was responsible for growing the Direct-to-Consumer beverage delivery service that offers a diverse product portfolio directly to homes and businesses across the US, and led the transformation of Direct-to-Consumer business scale-up to become the #1 beverage delivery service in the US.
•	Mr. Jelert led ReadyRefresh to achieve business Carbon Neutrality in 2020, marking the first Nestlé business globally to achieve the status. He also drove diversity and inclusivity as executive sponsor and ally of the Black Employee Association, #PrideAndDiversity.
•	Mr. Jelert joined Nestlé in 2003 and held roles including Managing Director and General Manager spanning Western, Central and Eastern Europe. He was Regional Business Head for the Nestlé Waters Direct European Home and Office delivery business from 2008 to 2014 prior to joining NWNA in 2015. In 2014, he led the successful sale of Home and Office Delivery business in Europe to Eden Springs Group, which was subsequently acquired by Cott Corporation (now Primo Water).
•	Mr. Jelert holds a BS in Financial Management and a Bachelor of Commerce in Business Administration, both from The Copenhagen Business School.

Lori Tauber Marcus, age 60, is an experienced board director, executive coach and Chief Marketing Officer with over 35 years of experience in consumer-facing industries focused on beverages.

•	Ms. Marcus is the founder of Courtyard Connections, LLC, an advisory firm focused on marketing and leadership in consumer goods, retail, foodservice and consumer technology.

•	Ms. Marcus spent the majority of her career with PepsiCo, Inc. (“PepsiCo”) from 1987 to 2011 in marketing & general management positions of increasing responsibility, culminating in her appointment as Senior Vice President, Marketing Activation for PepsiCo Beverages North America.
•	After PepsiCo, she served as SVP, CMO of The Children’s Place, Inc., EVP, Chief Global Brand & Product Officer at Keurig Green Mountain, Inc., prior to its merger with Dr Pepper Snapple Group and Interim Global CMO, Peloton Interactive, Inc., prior to its initial public offering. Ms. Marcus also has significant board experience in public, private and not-for-profit companies. She presently sits on the boards of Fresh Del Monte Produce, Inc. and 24-Hour Fitness, Inc. She was formerly a board director at Phunware, Inc. from 2018 to 2011.
•	Ms. Marcus previously served on the boards of privately-held companies, including Golub Corporation, DNA Diagnostics Center and Talalay Global. She is also a long-time board member of the Multiple Myeloma Research Foundation and serves as a board director for SHARE, a women’s cancer support organization.
•	Ms. Marcus served for several years as the leader of the direct-to-patient workstream at Harvard Business School’s Kraft Precision Medicine Accelerator. From 2017 to 2020, Ms. Marcus worked with the Harvard Business School’s Kraft Precision Medicine Accelerator as Chair of Direct to Patient Initiative.
•	In addition to her board work, Ms. Marcus serves as an executive coach with Crenshaw Associates in NYC, where she coaches Fortune 500 C-suite and high potential executives.
•	Ms. Marcus earned her BS from the Wharton School of Business at the University of Pennsylvania.

Derek R. Lewis, age 56, is a seasoned beverage operational executive and a leading expert in diversity and inclusion initiatives.

•	Mr. Lewis retired in 2023 after working for 35 years at PepsiCo. He held numerous leadership positions across the organization, including South Division president, senior vice president and general manager of field operations, and a role as vice president, consumer and category insights.
•	From 2022 to 2023, Mr. Lewis served as President of PepsiCo Multicultural Organization, PepsiCo Beverages North America.
•	As the first president of the PepsiCo Multicultural Organization, Mr. Lewis was responsible for accelerating retailer business development in multicultural communities, expanding existing successful programming, including Pepsi Dig In and the Black Restaurant Accelerator Program, all aimed at supporting Black and Hispanic communities and leveraging the scale of PepsiCo to drive investment in and support of diverse suppliers and partners.
•	The equity focus of the Multicultural Organization included rebranding and national expansion of the successful Pepsi Stronger Together community engagement program, and elevating PepsiCo’s efforts to be an employer of choice for diverse cohorts and supporting the company’s employee resource groups to build a unified company that celebrates and thrives on the diversity of each employee.
•	Outside PepsiCo, Mr. Lewis served on the board of the American Beverage Association.
•	Mr. Lewis currently serves on the board of YMCA of Central Florida, and the Orlando Magic Youth Foundation. He also serves on the board of trustees for Hampton University. In addition, he is a member of the Executive Leadership Council, National Black MBA Association and Kappa Alpha Psi Fraternity, Inc.
•	Mr. Lewis holds a BS in Business Management from Hampton University and an MBA in Management from Xavier University.

Timothy "Tim" Hasara, age 59, is a capital markets expert with a proven investment track record who also possesses valuable experience in corporate governance.

•	Mr. Hasara is the Founder, Managing Partner, and Chief Investment Officer of Sinnet Capital Management, LLC (“Sinnet Capital”), a Microcap value fund, since 2021.
•	Prior to Sinnet Capital, Mr. Hasara spent 27 years at Kennedy Capital Management, Inc. (“KCM”) where he managed an Institutional Microcap Fund with over $1 billion in assets.
•	Mr. Hasara began his investment career at KCM in 1994 as an analyst and was promoted to Portfolio Manager in 1995 of a Small Cap Value fund with several hundred million in assets. He began working on a new flagship microcap fund in 2004 and grew it from $25 million to over $1 billion in 2021.

•	Mr. Hasara has served as Independent Director on the board of United States Antimony Corp. since 2022.
•	Additionally, Mr. Hasara serves as Treasurer and Executive Board member of St. Patrick’s Center, a large non for profit serving the homeless in St. Louis. Mr. Hasara has a bachelor’s degree in Business Administration from the University of Notre Dame and a master’s degree in Management from Johns Hopkins University.

About Legion Partners

Legion Partners is an activist investment manager based in Los Angeles, CA, focused on U.S. small-cap companies. Legion Partners seeks to generate attractive long-term returns employing deep fundamental research, a concentrated portfolio and responsible, collaborative engagement as a catalyst for value creation. Founded in 2012, Legion Partners takes a value-driven approach to managing a high-conviction portfolio on behalf of sophisticated institutional and individual investors. Learn more at www.legionpartners.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein, intend to file a preliminary proxy statement (the “Preliminary Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the anticipated solicitation of votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting (“Annual Meeting”) of shareholders of Primo Water Corporation, a corporation continued under the laws of the Province of Ontario (the “Company”). As permitted by Rule 14a-6 under the Securities Exchange Act of 1934, as amended, following the filing of the Preliminary Proxy Statement with the SEC, Legion Partners Holdings, together with the other participants named herein, intend to file a definitive proxy statement (the “Definitive Proxy Statement”) and accompanying WHITE proxy card with the SEC to be used to solicit votes for the election of its slate of highly-qualified director nominees at the Annual Meeting, which Definitive Proxy Statement will constitute a “dissident information circular” for purposes of applicable Canadian corporate and securities laws and will be filed with the applicable Canadian securities regulators and sent to the Company’s shareholders.

LEGION PARTNERS HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV AND ON THE COMPANY’S PROFILE ON SEDAR AT HTTPS://SEDAR.COM, AND WILL BE SENT TO THE COMPANY, THE COMPANY’S AUDITOR AND SHAREHOLDERS OF THE COMPANY IN COMPLIANCE WITH APPLICABLE RULES. IN ADDITION, THE PARTICIPANTS NAMED HEREIN WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Legion Partners Holdings, Legion Partners, L.P. I, a Delaware limited partnership (“Legion Partners I”), Legion Partners, L.P. II, a Delaware limited partnership (“Legion Partners II”), Legion Partners, LLC, a Delaware limited liability company (“Legion Partners GP”), Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion Partners Asset Management”), Christopher S. Kiper, Raymond T. White (collectively, the “Legion Group”), Timothy P. Hasara, Henrik Jelert, Derek Lewis and Lori T. Marcus.

As of the date hereof, Legion Partners I directly beneficially owns 2,134,328 shares of Common Shares, no par value per share, of the Company (the “Common Stock”). As of the date hereof, Legion Partners II directly beneficially owns 187,137 shares of Common Stock. As the general partner of each of Legion Partners I and Legion Partners II, Legion Partners GP may be deemed to beneficially own the 2,321,465 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II. As the investment advisor of each of Legion Partners I and Legion Partners II, Legion Partners Asset Management may be deemed to beneficially own the 2,321,465 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II. As of the date hereof, Legion Partners Holdings directly beneficially owns 200 shares of Common Stock and, as the sole member of each of Legion Partners Asset Management and Legion Partners GP, Legion Partners Holdings may also be deemed to beneficially own the 2,321,465 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II. As a managing director of Legion Partners Asset Management and managing member of Legion Partners Holdings, each of Messrs. Kiper and White may be deemed to beneficially own the 2,321,465 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II and 200 shares of Common Stock held of record by Legion Partners Holdings. As of the date hereof, Mr. Jelert does not beneficially own shares of Common Stock. As of the date hereof, Mr. Hasara, beneficially owns 40,000 shares of Common Stock. As of the date hereof, Mr. Lewis beneficially owns 1,700 shares of Common Stock in an account jointly held with his spouse. As of the date hereof, Ms. Marcus beneficially owns 100 shares of Common Stock in an account jointly held with her spouse.

Information in Support of Public Broadcast Exemption under Canadian Law

The information contained in this press release does not and is not meant to constitute a solicitation of a proxy within the meaning of applicable corporate and securities laws. Shareholders of the Company are not being asked at this time to execute a proxy in favour of Legion Partners Holdings’ director nominees. In connection with the Annual Meeting, Legion Partners Holdings, together with the other participants named herein, intend to file a dissident information circular in due course in compliance with applicable corporate and securities laws. Notwithstanding the foregoing, Legion Partners Holdings, together with the other participants named herein, has voluntarily provided in or incorporated by reference into this press release the disclosure required under section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) and has filed a document (the “Document”) containing disclosure prescribed by applicable corporate law and disclosure required under section 9.2(6) of NI 51-102 in respect of Legion Partners Holdings’ director nominees, in accordance with corporate and securities laws applicable to public broadcast solicitations. The Document is hereby incorporated by reference into this press release and is available under the Company’s profile on SEDAR at www.sedar.com. The registered office of the Company is 1200 Britannia Road East, Mississauga, ON L4W 4T5 Canada. The executive head office of the Company is 1150 Assembly Drive, Suite 800, Tampa, FL 33607 United States.

This press release and any solicitation made by Legion Partners Holdings, together with the other participants named herein, in advance of the Annual Meeting is, or will be, as applicable, made by such parties, and not by or on behalf of the management of the Company. Proxies may be solicited by proxy circular, mail, telephone, telecopier, email or other electronic means, as well as by newspaper or other media advertising and in person by managers, directors, officers and employees of Legion Partners Holdings and/or the other participants named herein who will not be specifically remunerated therefor. In addition, Legion Partners Holdings, together with the other participants named herein, may solicit proxies by way of public broadcast, including press release, speech or publication and any other manner permitted under applicable Canadian laws, and may engage the services of one or more agents and authorize other persons to assist it in soliciting proxies on their behalf. The costs incurred in the preparation and mailing of any proxy circular or proxy solicitation by Legion Partners Holdings and the other participants named herein will be borne directly and indirectly by the Legion Group. In the event any of Legion Partners Holdings’ director nominees are elected or appointed to the board of directors of the Company, the Legion Group intends to seek reimbursement from the Company of all expenses it incurs in connection with the solicitation of proxies for the election of the Nominees to the board of directors of the Company at the Annual Meeting. If such reimbursement is approved by the Board, the Legion Group does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

Legion Partners Holdings has entered into an agreement with Saratoga Proxy Consulting LLC (“Saratoga”) for solicitation and advisory services in connection with the solicitation, for which Saratoga will receive a fee not to exceed $125,000, together with reimbursement for its reasonable and out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Saratoga will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that Saratoga will employ approximately 20 persons to solicit the Company’s shareowners for the Annual Meeting.

None of Legion Partners Holdings nor any of the other participants named herein is requesting that Company shareholders submit a proxy at this time. Once a formal solicitation of proxies in connection with the Annual Meeting has commenced, proxies may be revoked by a registered holder of Company shares (i) by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the accompanying form of proxy; (ii) by depositing an instrument in writing executed by the shareholder or by their attorney authorized in writing; (iii) by transmitting by telephonic or electronic means a revocation that is signed by electronic signature in accordance with applicable law, as the case may be: (a) at the registered office of the Company at any time up to and including the last business day preceding the day the Annual Meeting or any adjournment or postponement of the Annual Meeting is to be held, or (b) with the Chair of the Annual Meeting on the day of the Annual Meeting or any adjournment or postponement of the Annual Meeting; or (iv) in any other manner permitted by law. In addition, proxies may be revoked by a non-registered holder of Company shares at any time by written notice to the intermediary in accordance with the instructions given to the non-registered holder by its intermediary.

None of Legion Partners Holdings nor any of the other participants named herein nor any of their associates or affiliates (i) has any material interest, direct or indirect, by way of beneficial ownership of securities of the Company or otherwise, in any matter to be acted upon at the Annual Meeting, other than the election of directors, or (ii) has had any material interest, direct or indirect, in any transaction or proposed transaction since the commencement of the Company’s last financial year that has materially affected or would or could materially affect the Company or any of its subsidiaries.

Media Contact:

Longacre Square Partners

Scott Deveau / Dan Zacchei

PRMW@longacresquare.com